Exhibit 10.4

JARDEN CORPORATION

RESTRICTED STOCK AGREEMENT

This RESTRICTED STOCK AGREEMENT, dated as of the 5th day of January, 2010 (the “Agreement”), by and between Jarden Corporation, a Delaware corporation (the “Corporation”), and Martin E. Franklin (the “Restricted Stockholder”). Capitalized terms not defined herein shall have the meanings assigned to them in the Corporation’s 2009 Stock Incentive Plan.

W I T N E S S E T H :

WHEREAS, the Restricted Stockholder is an employee of the Corporation;

WHEREAS, the Corporation has heretofore adopted the Jarden Corporation 2009 Stock Incentive Plan (the “Stock Incentive Plan”) for the benefit of certain employees, officers, directors, consultants, independent contractors and advisors of the Corporation or any parent, Affiliate or Subsidiary of the Corporation, which Stock Incentive Plan has been approved by the Corporation’s stockholders; and

WHEREAS, after consideration and consultation with the Corporation’s outside advisors and consultants and in furtherance of the strategic goals and objectives previously established by the Committee, the Committee desires to grant restricted shares of common stock (the “Common Stock”), par value $.01 per share, of the Corporation to the Restricted Stockholder upon terms and conditions designed to promote the creation of stockholder value and maximize the growth in the Corporation’s earnings over time and create a pay-for-performance, ownership culture that encourages long-term performance by the Corporation’s executive officers; and

WHEREAS, the parties hereto desire to enter into this Agreement on the terms hereinafter set forth.

NOW THEREFORE, the parties hereto, in consideration of the promises set forth herein and the payment of $10 by the Corporation to the Restricted Stockholder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, agree as follows:

1. Granting of Shares. Pursuant to the provisions of the Stock Incentive Plan, the Corporation hereby agrees to grant to the Restricted Stockholder, effective as of the date hereof (the “Date of Grant”), 1,000,000 restricted shares of Common Stock (the “Performance Shares”), subject to all of the terms and conditions of this Agreement. The restrictions on the Performance Shares shall lapse, and the Performance Shares shall be fully vested, as set forth in Section 2 below.

2. Vesting. Subject to the terms and conditions of this Agreement, the Performance Shares shall fully vest and no longer be subject to the restrictions set forth herein as follows:

If the Corporation’s adjusted earnings per share (“EPS”) for any fiscal year(s) ending on or before December 31, 2014 (the “Performance Period”), as calculated and certified by the Committee for purposes of the Corporation’s annual incentive compensation programs, equals or exceeds the threshold(s) set forth below (the “Performance Target(s)”), then the Performance Shares (up to a cumulative maximum of 100% of the Performance Shares during the 5 year period) shall vest on a pro rata straight line basis between the percentages set forth below opposite the respective minimum and maximum targets and all restrictions on such shares shall be lifted:

EPS	Vesting Percentage
$4.50 per share	0%
$5.00 per share	100%

By way of example, if the Corporation’s EPS equals $4.75 per share for the year ending December 31, 2012, then 50% of the Performance Shares shall be vested. If the Corporation’s EPS for any subsequent year ending on or before December 31, 2014 equals $4.85 per share, then an additional 20% of the Performance Shares (for a cumulative total of 70% of the Performance Shares) shall be vested. If the Corporation’s EPS for any subsequent year ending on or before December 31, 2014 equals $5.00 per share, then the remaining Performance Shares (for a cumulative total of 100% of the Performance Shares) shall be vested.

In the event a Change of Control of the Corporation (as defined in the Third Amended and Restated Employment Agreement, dated as of May 24, 2007, as amended by the First Amendment dated as of December 16, 2009 (the “Employment Agreement”)) occurs, the Performance Shares shall become immediately and fully vested and no longer be subject to the restrictions set forth herein.

Notwithstanding anything to the contrary herein, other than in the event of a Change of Control of the Corporation, if the Corporation does not achieve the Performance Target(s) referred to above, then the Performance Shares shall not be vested (and shall no longer be capable of being vested) but shall be forfeited.

The Performance Target(s) may be adjusted as mutually agreed between the Corporation and the Restricted Stockholder to reflect any acquisitions or divestitures by the Corporation after the date of this Agreement.

The number of shares granted and the EPS referred to above shall be adjusted for changes in the Common Stock as outlined in Section 18.4 of the Stock Incentive Plan or as otherwise mutually agreed in writing between the parties.

3. Non-Transferability. The Performance Shares that remain subject to the restrictions set forth herein may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Restricted Stockholder until such restrictions shall have lapsed in accordance with the terms hereof or in the event of a transfer, assignment, pledge or other disposal, such event has been approved by the Compensation Committee of the Board of Directors. Restricted Stockholder agrees that, to the extent the restrictions set forth herein lapse with respect to any of the Performance Shares, such unrestricted Performance Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of by the Restricted Stockholder, subject to applicable law, regulation or stock exchange rule, provided that Restricted Stockholder shall be entitled to satisfy the minimum withholding tax obligation (or such greater withholding amount as the Compensation Committee of the Board of Directors may approve) by electing to have the Corporation withhold from the Performance Shares that number of shares having a Fair Market Value (as defined in the Stock Incentive Plan) equal to the minimum amount required to be withheld (or such greater withholding amount as the Compensation Committee of the Board of Directors may approve), determined on the date that the amount of tax to be withheld is to be determined.

4. No Right to Continued Employment. Nothing in this Agreement shall confer upon the Restricted Stockholder any right with respect to continuance of employment by the Corporation, nor shall it interfere in any way with the right of Corporation to terminate the Restricted Stockholder’s employment at any time. This Agreement does not constitute an employment contract. This Agreement does not guarantee employment for the length of time of the vesting period or for any portion thereof.

5. Restricted Stockholder Bound by Stock Incentive Plan. The Restricted Stockholder hereby acknowledges receipt of a copy of the Stock Incentive Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between the provisions of this Agreement and the provisions of the Stock Incentive Plan, the provisions of this Agreement shall control. The Restricted Stockholder agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Stock Incentive Plan.

6. Section 83(b) Election. If the Restricted Stockholder files an election with the Internal Revenue Service to include the Fair Market Value of any Performance Shares in gross income as of the Date of Grant, the Restricted Stockholder agrees to promptly furnish the Corporation with a copy of such election, together with the amount of any federal, state, local or other taxes required to be withheld to enable the Corporation to claim an income tax deduction with respect to such election.

7. Withholding Taxes. The Performance Shares will be subject to any federal, state, or local taxes of any kind required by law. By accepting the Performance Shares, the Restricted Stockholder agrees to promptly satisfy federal, state and local withholding requirements, when and if applicable, for such Shares by making a cash payment to the Corporation equal to the required withholding amount or by electing to have the Corporation withhold from the Performance Shares that number of shares having a Fair Market Value (as defined in the Stock Incentive Plan) equal to the minimum amount required to be withheld (or such greater withholding amount as the Compensation Committee of the Board of Directors may approve), determined on the date that the amount of tax to be withheld is to be determined.

8. Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Corporation at its principal corporate offices at 555 Theodore Fremd

Avenue, Suite B-302, Rye, New York 10580. Any notice required to be given or delivered to the Restricted Stockholder shall be in writing and addressed to the Restricted Stockholder at the address set forth on the signature page hereto or to such other address as such party may designate in writing from time to time to the Corporation. All notices shall be deemed to have been given or delivered upon: personal delivery; three (3) days after deposit in the United States mail by certified or registered mail (return receipt requested); one (1) business day after deposit with any return receipt express courier (prepaid); or one (1) business day after transmission by facsimile.

9. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, applicable to agreements made and to be performed entirely within such state, other than conflict of laws principles thereof directing the application of any law other than that of Delaware.

10. Assignment. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned or delegated by any party hereto without the prior written consent of the other party.

11. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed by a duly authorized officer and the Restricted Stockholder has executed this Agreement as of the date first set forth above.

JARDEN CORPORATION

By:	/s/ Ian G.H. Ashken
	Name:	Ian G.H. Ashken
	Title:	Vice Chairman and Chief Financial Officer

RESTRICTED STOCKHOLDER

/s/ Martin E. Franklin
	Name:	Martin E. Franklin

Address: